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Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

        At January 31, 2008, consolidated, wholly-owned subsidiaries of Cascade Corporation were as follows:

Name of Subsidiary	Place of Incorporation
Cascade Xiamen Forklift Truck Attachment Co., Ltd.	Peoples Republic of China
Jiahai (Hebei) Forks Co., Ltd.	Peoples Republic of China
Cascade Hebei Forks Co., Ltd.	Peoples Republic of China
Cascade (Africa) Pty. Ltd.	South Africa
Cascade Korea Limited	South Korea
Cascade (U.K.) Limited	United Kingdom
Cascade NV	The Netherlands
Cascade (Scandinavia) Hydraulik A.B.	Sweden
Cascade Hispania S.A.	Spain
Cascade (France) S.A.R.L.	France
Cascade France MHP, S.A.R.L.	France
Cascade GmbH	Germany
Cascade (Japan) Limited	United States
Cascade (Canada) Ltd.	Canada
Cascade Kenhar Ltd.	United Kingdom
Cascade Italia S.r.l.	Italy
Hyco-Cascade Ltd. (N.Z.)	New Zealand
Cascade (Australia) Pty. Ltd.	Australia
Cascade IFSC Ltd.	Ireland
PSM, LLC	United States
American Compaction Equipment, Inc.	United States

        The names of certain subsidiaries have been omitted because when considered in the aggregate as a single subsidiary they would not, as of January 31, 2008, constitute a "Significant Subisidiary" as defined in Rule 1-02(w) of Regulation S-X.

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  Exhibit 21
SUBSIDIARIES OF THE REGISTRANT